EXHIBIT 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made on June 24, 2008 by and between Analysts International Corporation (the “Company”) with headquarters at 3601 W. 76th Street, Minneapolis, Minnesota 55435 and Michael W. Souders (“Executive”).

RECITALS

WHEREAS, the Company desires to retain Executive as an Employee of the Company, and Executive desires to be so employed.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

In consideration for the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.	Terms of Employment

1.1	Commencement Date. This Agreement shall become effective on July 1, 2008 (the “Commencement Date”).

1.2	Position. The Company will employ Executive in the capacity of Senior Vice President, Solutions, reporting to the Company’s CEO.

1.3
Best Efforts.  During Executive’s employment by the Company, Executive agrees to devote his full time and best efforts to the interests of the Company and to refrain from engaging in other employment or in any activities that may be in conflict with the best interests of the Company.  Executive agrees to perform his duties to a level consistent with the highest standards of one holding such position in similar businesses or enterprises.  Executive agrees not to render services to anyone other than the Company (or its parent or subsidiaries) for compensation as an employee, consultant or otherwise during the term of this Agreement.

1.4	Personal Activities. The provisions of Sections 1.2 and 1.3 of this Agreement will not be deemed to prohibit Executive from devoting reasonable time to personal matters.

2.	Term of Employment.

2.1
Duration.  Subject to the provisions for termination set forth in Sections 6, 7 and 8 below, the Original Term of this Agreement (“Original Term”) will commence upon the 1st day of July, 2008 and will continue to and include the 31st day of December, 2010.

2.2
Extension of Provisions.  At the end of the Original Term, the provisions of the Agreement will automatically renew for an additional one (1) year term (“Additional Term”) commencing January 1, 2011, unless either party gives notice of nonrenewal at least ninety (90) days before the scheduled expiration of the term.  At the end of any Additional Term, the provisions of the Agreement will automatically renew for an Additional Term, unless either party gives notice of nonrenewable at least ninety (90) days before the scheduled expiration of the term.

3.	Compensation and Benefits.

3.1
Salary.  For all services rendered by Executive pursuant to this Agreement, the Company will pay Executive an annual base salary (“Base Compensation”) equal to Three Hundred Thousand Dollars ($300,000).  Payment will occur at regular payroll intervals in accordance with the Company’s standard payroll practices.  The Company’s CEO and compensation committee of the Board or the Board itself will review the Executive’s compensation annually and, in its sole discretion, may determine to increase such base salary for the following year but cannot decrease the annual salary below $300,000.

3.2
Incentive Compensation.  In addition to Executive’s Base Compensation, Executive will be eligible to earn additional cash incentive compensation in a target range of between 0% and 70% of Base Compensation in each year of employment during the Original Term or any Additional Term (“Incentive Compensation”).  Executive’s potential Incentive Compensation for fiscal year 2008 will be determined in accordance with the 2008 Annual Management Incentive Plan attached as Exhibit A.  For purposes of the 2008 Annual Management Incentive Plan, Executive is a leader of an SBU and is eligible to participate in the Plan.  Executive understands that Exhibit A will be replaced, amended or eliminated for fiscal years after 2008.

3.3
Long-Term Incentive Compensation.  In addition, Executive shall be eligible to be awarded stock options or restricted shares from the Company’s stock option and equity incentive plans at the sole discretion of the compensation committee.

3.4
Stock Options.  On or about June 27, 2008, Executive will be granted options to purchase 125,000 shares of the Company’s common stock with one-quarter being vested immediately (31,250 options) and the remainder vesting on the anniversary date hereof in even increments over three years from the date of the grant.

Such options shall be incentive stock options to the extent that such options qualify as incentive stock options as defined in Internal Revenue Code Section 422.  The Company may issue such options from the plans as it deems appropriate but to the extent possible shall issue the options as incentive stock options.  The stock option agreement shall provide that in the event of a Change of Control on or after the effective date of this Agreement, any options remaining unvested at the time of the Change of Control shall vest immediately.

For purposes of this Section 3.4, “Change of Control” shall have the same meaning as set forth in Exhibit B.  Executive shall sign an option agreement or agreements containing the terms for the options outlined herein and such other terms and conditions required of similarly situated executives by the Company as determined by the Board or the compensation committee of the Board.  The form of such agreement is attached hereto as Exhibits C-1 and C-2 and incorporated herein by reference.

3.5
Deferred Compensation Plan.  Executive will be entitled to participate in the Company’s deferred compensation plan (known as the “Restated Special Executive Retirement Plan” or “Restated SERP”) at a participation rate of fifteen percent (15%) of Base Compensation.

4.	Fringe Benefits.

Executive will be entitled to participate in the Company’s standard benefit programs, on the same terms as other senior executives of the Company.  Notwithstanding the foregoing, the Company will also provide Executive the following:

4.1
Paid Time Off.  Executive shall be entitled to paid time off at his discretion and as business conditions warrant.  If necessary due to business conditions of the Company, Executive agrees to obtain concurrence from the CEO prior to taking the paid time off.

4.2
Business Expenses.  Executive will be entitled to reimbursement of all reasonable, business-related travel and other expenses incurred by Executive in the ordinary course of business on behalf of the Company, so long as such expenses are incurred, documented and authorized pursuant to the Company’s expense reimbursement policies.

4.3
No Car Allowance.  For the avoidance of doubt, Executive acknowledges that from and after the Commencement Date, he will no longer receive, nor be entitled to receive, any car allowance or other compensation related to the operation of any personal motor vehicle.

5.	Location.

Executive will provide his services in the Auburn Hills (Detroit), Michigan area.  Notwithstanding the foregoing, the parties recognize and acknowledge that Executive may be required to spend considerable business time in locations other than the Auburn Hills (Detroit), Michigan area.

6.	Termination of Employment by the Company.

6.1	For Cause. For purposes of this Agreement, the Company will have the right to terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean:

6.1.1	Executive’s substantial failure or neglect, or refusal to perform, the duties and responsibilities of Executive’s position and/or the reasonable direction of the CEO;

6.1.2	The commission by Executive of any willful, intentional or wrongful act that has the effect of materially injuring the reputation, business or performance of the Company;

6.1.3	Executive’s conviction of, or Executive’s guilty or nolo contendere plea with respect to, any crime punishable as a felony;

6.1.4	Executive’s conviction of, or Executive’s guilty or nolo contendere plea with respect to, any crime involving moral turpitude; or

6.1.5	Any bar against Executive from serving as a director, officer or executive of any firm the securities of which are publicly traded.

For purposes of this Section 6.1, an act or failure to act by Executive shall not be “willful” unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Executive’s action or omission was in the best interests of the Company.

6.2	Inability to Perform. For purposes of this Agreement, the Company will have the right to terminate Executive’s employment upon the occurrence of any of the following events (“Inability to Perform”):

6.2.1
Executive becomes unable to perform the essential functions of Executive’s position for a period of at least ninety (90) days to the extent that, in the reasonable determination of the CEO, he is no longer able to report to work and to carry on his duties on behalf of the Company; or

6.2.2	Executive dies.

6.2.3
Notwithstanding anything to the contrary in this Section 6.2, if the Company’s CEO and compensation committee of the Board determine, in their sole discretion and in accordance with the performance objectives set forth in the 2008 Annual Management Incentive Plan attached as Exhibit A, that Executive should be paid Incentive Compensation for the portion of the fiscal year prior to such termination, Executive shall be paid such amount within thirty (30) days after the Company’s CEO and compensation committee of the Board make such determination.  For the avoidance of doubt, in the event of an Inability to Perform, Executive understands that he shall have no right to any such Incentive Compensation, and whether or not he receives Incentive Compensation is a matter of discretion for the Company’s CEO and compensation committee of the Board to determine.

6.3
Notice.  In the event that the CEO determines that Cause for termination exists, the CEO shall deliver to Executive written notice that an event of Cause has occurred after which Executive shall have fifteen (15) days to cure such event of Cause to the reasonable satisfaction of the CEO.

6.4
Termination for Cause/Inability to Perform.  The Company may terminate Executive’s employment at any time for Cause as defined within this Agreement after giving Executive the notice and Executive’s failure to cure pursuant to Section 6.3 above and in any such case will have no further obligation or liability to Executive.  Likewise, if the Company terminates Executive for Inability to Perform, the Company will have no further obligation or liability to Executive except (and only) as stated in Section 6.2.3 above and except for offering continuation of benefits as required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the regulations promulgated thereunder.

6.5
Termination Without Cause.  Executive’s employment during the Original Term or any Additional Term may be terminated by the Company without Cause upon thirty (30) days’ notice.  If the Company terminates Executive’s employment without Cause during the Original Term or during any Additional Term, Executive will continue to receive Base Compensation for a period of twelve (12) months, provided that Executive signs all appropriate paperwork, including a full release of all claims to the Company, in a form acceptable to the Company.  The Company will also reimburse Executive for medical insurance premium payments made under COBRA, for a period of up to six (6) months following the date of termination, provided that the Company receives sufficient evidence of proof of such payments during the COBRA period.  For purposes of this Section 6.5, termination of Executive’s employment due to nonrenewal of Executive’s employment agreement at the end of the Original Term or any Additional Term, shall be deemed a termination without Cause and entitle Executive to the payments and benefits set forth in this Section 6.5.

7.	Termination of Employment by Executive.

7.1
Resignation for Good Reason.  If Executive believes Good Reason to resign exists, before resigning, he must first give the Company written notice of the alleged Good Reason and an opportunity to cure within fifteen (15) days of notice if feasible.  If Executive resigns from his employment for Good Reason, he will continue to receive Base Compensation for a period of twelve (12) months, provided that Executive signs all appropriate paperwork, including a full release of all claims to the Company, in a form reasonably acceptable to the Company.  The Company will also reimburse Executive for all medical insurance premium payments, made under COBRA, for a period of up to six (6) months following the date of resignation for Good Reason, provided that the Company receives sufficient evidence of proof of such payments during the COBRA period.

For purposes of this Section 7.1 (and not for the purpose of determining compensation and benefits payable under Exhibit A, the Change in Control Agreement), “Good Reason” will mean a good faith determination by Executive, communicated in writing to the CEO, that any one or more of the following events has occurred:

7.1.1	a reduction in Executive’s Base Salary below $300,000;

7.1.2
a requirement imposed on Executive that results in Executive being based at a location that is outside of a fifty (50) mile radius of Executive’s job location immediately prior to the change in location;

7.1.3	any material breach or unilateral and material change in assignment or job title, but not including a change in Executive’s reporting structure in the event of a Change in Control.

7.2	Notice. If Executive terminates his employment for Good Reason, he must provide thirty (30) days’ prior written notice to the Company.

7.3
Resignation without Good Reason.  If Executive resigns from his employment without Good Reason [or elects not to renew the Agreement upon its expiration], the Company will have no further obligation or liability to Executive.

8.	Change of Control Obligations; Deferred Compensation Payments.

8.1
Change of Control Obligations.  In the event of a change in control in the ownership of the Company, the Company’s and Executive’s obligations, and Executive’s benefits, shall be governed by the Change of Control Agreement attached hereto as Exhibit A.  Notwithstanding the foregoing, in the event of a change in control (as the term “Change of Control” is defined in Exhibit A), Executive shall have the additional right at the six (6) month anniversary date after the Change of Control to resign and receive the payments outlined in Section 7.1 above, provided that Executive signs all appropriate paperwork, including providing a full a release of all claims to the Company in a form acceptable to the Company.  To exercise this right to resign and receive severance, Executive must give written notice of intent to resign no sooner than four (4) months after a Change of Control, and no later than five (5) months after a Change of Control.

8.2
Deferred Compensation Payments.  Deferred compensation covered by the Company’s deferred compensation plan (Restated SERP) will be treated and distributed in accordance with terms and conditions of the Restated SERP.

8.3
Limitation on Change of Control Severance Payments.  For the avoidance of doubt, Executive acknowledges and agrees that the total amount of severance payments payable to Executive upon any Change of Control for lost Base Compensation shall not exceed 100% of his annual Base Compensation at the time of the Change of Control.

9.	Delay of Payment.

Notwithstanding anything to the contrary, to the extent that Executive is a “key employee” pursuant to the provisions of Section 409A of the Internal Revenue Code as of the date that any severance benefits or other deferred compensation becomes payable to the Executive hereunder, and such severance benefits are required to be delayed until the date six months following Executive’s termination of employment in order to avoid additional tax under Section 409A of the Code, payment and provision of such severance benefits or other deferred compensation shall be delayed until the date six months after Executive’s termination of employment.

10.	Intellectual Property Rights.

10.1
Non-Infringement.  Executive agrees that all original work products created or produced by Executive during the course of his employment with the Company will be Executive’s work and will not infringe upon or violate any patent, copyright, trade secret, contractual or other proprietary right of any third party.

10.2
Disclosure.  Executive agrees to disclose and describe to the Company, on a timely basis, all works of authorship, inventions and all other intellectual property that Executive may solely or jointly discover, conceive, create, develop, produce or reduce to practice while employed by the Company (“Company Inventions”).

10.3
Assignment.  Executive hereby assigns and agrees to assign to the Company, or its designee, Executive’s entire right, title, and interest in and to all Company Inventions.  Executive represents that the Company’s rights in all such Company Inventions will be free and clear of any encumbrances, liens, claims, judgments, causes of action or other legal rights or impediments.

10.4
Independent Development.  NOTICE: The Company is a Minnesota corporation headquartered in Minneapolis, Minnesota.  Pursuant to Minnesota Statutes § 181.78, Executive is hereby notified that the foregoing agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the Company (or its Clients) or (b) to the Company’s (or its Clients’) actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the Company or its Clients.  For purposes of this Section 10.4, the term “Client” shall have the same meaning as set forth in Section 14.2 of this Agreement.

10.5
Works for Hire.  Executive acknowledges and agrees that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of his employment and which are protectable by copyrights, are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. § 101) and that, as such, all rights comprising copyright under the United States Copyright laws will vest solely and exclusively in his employer, the Company.  Executive hereby irrevocably and unconditionally waives all so-called moral rights that may vest in Executive (whether before, on or after the date hereof) in connection with Executive’s authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right of integrity (i.e., not to have any such works subjected to derogatory treatment), and Executive agrees never to assert any such moral rights with respect to any Company Invention.

10.6
Enforcement; Cooperation.  Executive agrees to perform, during and after his employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its sole expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions hereby assigned to the Company.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

10.7
Attorney in Fact.  In the event that the Company is unable for any reason, whether during or after Executive’s employment by the Company, to secure Executive’s signature to any document required to apply for or execute any patent, design rights, registered designs, trademarks, copyright, maskwork or other applications with respect to any Company Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on his behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by Executive.

11.	Confidentiality.

11.1
Confidential Nature of Relationship.  Executive acknowledges that his employment by the Company creates a relationship of confidence and trust with respect to Confidential Information (as hereinafter defined).  During the course of his employment with the Company, the Company agrees to provide Executive with access to Confidential Information.  Executive expressly undertakes to retain in strict confidence all Confidential Information transmitted or disclosed to Executive by the Company or the Company’s clients, and will never make any use of such information except as (and then, only to the extent) required to perform Executive’s employment duties for the Company.  Executive will take such protective measures as may be reasonably necessary to preserve the secrecy and interest of the Company in the Confidential Information.  If Executive becomes aware of any unauthorized use or disclosure of Confidential Information by any person or entity, Executive will promptly and fully advise the Company of all facts known to Executive concerning such unauthorized use or disclosure.

11.2
Definition.  “Confidential Information” means all commercially sensitive information and data of a confidential nature, in their broadest context, originated by, on behalf of or within the knowledge or possession of the Company or its clients (including any subsidiary, division or legal affiliate thereof).  Without in any way limiting the foregoing, Confidential Information includes, but is not limited to: information that has been designated as proprietary and/or confidential; information constituting trade secrets; information of a confidential nature that, by the nature of the circumstances surrounding the disclosure, should in good faith be treated as proprietary and/or confidential; and information and data conceived, discovered or developed in whole or in part by Executive while employed by the Company. Confidential Information also includes information of a confidential nature relating to the Company’s clients, prospective clients, strategic business relationships, business opportunities, products, services, suppliers, personnel, pricing, recruiting strategies, job candidate information, employee information, sales strategies, technology, methods, processes, research, development, systems, techniques, finances, accounting, purchasing and business plans.

11.3
Exclusions.  Confidential Information does not include information which: (A) is generic; (B) is or becomes part of the public domain through no act or omission of Executive; (C) was in Executive’s lawful possession prior to the disclosure and was not obtained by Executive in breach, either directly or indirectly, of any obligation to the Company or any client of the Company’s; (D) is lawfully disclosed to Executive by a third party without restriction on disclosure; or (E) is independently developed by Executive using his own resources, entirely on his own time, and without the use of any Confidential Information.

11.4
Protected Health Information.  If during the course of his employment with the Company, Executive receives any “protected health information,” as that term is defined in 45 CFR, Part 164, Subpart E (“Privacy of Individually Identifiable Health Information”): (A) Executive agrees to maintain all such information in strict confidence with the Health Insurance Portability and Accountability Act of 1996 (HIPAA); (B) Executive agrees that he will make no use whatsoever of any such information except as required to perform Executive’s employment duties; and (C) Executive agrees that he will never record, store, file or otherwise maintain, in any computer or other storage device owned by the Company or by Executive, any “protected health information.” Executive agrees to alert the Company promptly if he becomes aware of any misuse or unauthorized disclosure of any such information.

11.5	Additional Confidentiality Agreements. Executive agrees to execute such additional non-disclosure and confidentiality agreements as the Company or its clients may from time to time request.

12.	Use of Confidential or Material Non-Public Information: Codes of Conduct.

12.1
Confidential or Material, Non-Public Information.  Executive acknowledges that he is prohibited from using or sharing any Confidential Information for personal gain or advantage (in securities transactions or otherwise), or for the personal gain or advantage of anyone with whom Executive improperly shares such information.  Specifically as to material, non-public information of the Company, Executive agrees to comply with the Company’s insider trading policy in effect at the commencement of employment and as amended from time to time.

12.2
Codes of Conduct.  Executive agrees to carefully review, sign and fully comply with any Code of Conduct (or similar policy) of the Company either having general applicability to its employees or specifically to Executive.

13.	Restrictions against Solicitation: Non-Interference.

During his employment by the Company and for a period of twelve (12) months after termination of such employment for any reason, Executive agrees that he will not engage in the following conduct.

13.1
Restrictions against Solicitation.  Executive will not, directly or indirectly, hire or initiate any solicitation or recruitment effort for the purpose of attempting to hire any employee of the Company or to induce any employee of the Company to leave his employment with the Company.

With respect to job candidates with or about whom Executive, while employed by the Company, had actual contact or knowledge, Executive will not, directly or indirectly, initiate any solicitation or recruitment effort for the purpose of attempting to hire any such candidate for or on behalf of his new employer or any company in which Executive owns, directly or indirectly, an interest.

13.2	Non-Interference. Executive will not, directly or indirectly, disrupt, damage, impair, impede or interfere with the contractual relationship between the Company and any of its clients.

14.	Restrictions Against Competition.

14.1
Restricted Period.  During his employment by the Company and for a period of twelve (12) months after termination of such employment for any reason, Executive agrees not to engage in any Competitive Acts with any client or prospective client of the Company within the prior 24 months prior to termination of Executive’s employment.

14.2	Definitions. For purposes of this Section 14, the following terms shall be defined as follows.

“Competitive Acts” means soliciting, selling, marketing, brokering, providing or managing any consulting services within the United States that compete with the Company or are similar in kind or nature to the services provided or offered by the Company (“Services”), whether as an employee of a Client or as an employee, subcontractor, partner or owner of a Competitor.

“Client” means: (A) any Company client about whom Executive possessed or knew Confidential Information at any time during the two years prior to Executive’s termination of employment with the Company; or (B) any Company client or prospective client to whom Executive solicited, proposed, marketed or sold Services at any time during the previous two years of Executive’s employment with the Company; (C) any third party having a written partnership, alliance or teaming agreement or similar strategic business relationship with the Company, for whom Executive provided Services at any time during the previous two years of Executive’s employment with the Company.

“Competitor” means any third party offering technical consulting services within the United States that competes with the Company or is similar in kind or nature to the Services provided by the Company.

15.	Reasonableness of Restrictions: Representations of Executive; Extension of Restrictions; Enforcement.

15.1
Reasonableness of Restrictions.  Executive acknowledges that the restrictions set forth in this Agreement are reasonable in terms of both the Company’s need to protect its legitimate business interests and Executive’s ability to pursue alternative employment opportunities in the event his employment with the Company terminates.

15.2
Representations of Executive.  Executive represents that his performance of all the terms of this Employment Agreement and his performance as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to his employment with the Company.  Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer of Executive or others.  Executive is not a party to any other agreement or understanding that would interfere with his full compliance with this Executive Agreement.  Executive agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

15.3
Extension of Restrictions.  The period of all restrictions under this Agreement will automatically be extended by a period equal in length to any period in which Executive violates his obligations under this Agreement.

15.4
Enforcement.  In addition to any other relief or remedies afforded by law or in equity, if Executive breaches Sections 13 or 14 of this Agreement, Executive agrees that the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.  Executive recognizes and hereby admits that irreparable damage will result to the Company if he violates or threatens to violate the terms of Section 13 or 14 of this Agreement.  This Section 15.4 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Executive for breach of Section 13 or 14 of this Agreement.

16.	Return of Property: Exit Interview.

16.1
Return of Property.  Upon any termination of his employment with the Company, Executive agrees to promptly return to the Company: (A) all materials of any kind in Executive’s possession (or under Executive’s control) incorporating Confidential Information or otherwise relating to the Company’s business (including but not limited to all such materials and/or information stored on any computer or other storage device owned or used by Executive); and (B) all Company property in Executive’s possession, including (but not limited to) computers, cellular telephones, pagers, credit cards, keys, records, files, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, all materials that include trade secrets, and all copies, summaries or notes of any of the foregoing.

16.2
Exit Interview.  Upon any termination of his employment with the Company and upon request, Executive agrees to participate in an exit interview conducted by designated personnel and to provide a signed statement that all Company materials and property have been returned to the Company.

17.	Assignment.

This Agreement sets forth personal obligations of Executive, which may not be transferred, delegated or assigned by Executive.  The Company may assign this Agreement to any successor or affiliate.

18.	Non-Disparagement.

During any period of time during which this Agreement is in effect, and for not less than twelve (12) months thereafter, Executive agrees not to engage in any form of conduct or make any statements or representations that disparage, characterize in demeaning manner or question the Company’s business practices, products, advice, quality of employees and staff, or otherwise harm the public reputation or good will of the Company, its employees, or management.

19.	Indemnity; Cooperation in Legal Actions.

19.1
Indemnity.  The Company will indemnify Executive against any claims arising from or related to his good faith performance of his duties and obligations hereunder to the fullest extent allowed by Company By-laws and the Minnesota Business Corporation Act.

19.2
Cooperation in Legal Actions.  In connection with any action or proceeding against Executive, whether pending or threatened, for which the Company is obliged to indemnify Executive, the Company will pay or reimburse Executive in advance of the final disposition for reasonable expenses, including reasonable attorneys’ fees, necessarily incurred by Executive.  Executive will cooperate fully with the Company, at no expense to Executive, in the defense of any action, suit, claim, or proceeding commenced or threatened against the Company in conjunction with any action, suit, claim or proceeding commenced or threatened against him.  In addition to the foregoing, Executive further agrees to provide assistance to the Company, at the Company’s expense, as may be reasonably requested by the Company or its attorneys in connection with the litigation of any action, suit, claim, or proceeding involving the Company, whether not pending or to be commenced, which arises out of or is related to any matters in which Executive was involved or for which he was responsible during the term of his employment with the Company.

20.	Survival.

The rights and obligations set forth in Sections 6.4, 6.5, 7.1, 8-11, 12.1, 13-19 and 24 shall survive the termination or expiration of this Agreement.  Such provisions of this Agreement shall survive termination of Executive’s employment regardless of whether Executive resigns or is involuntarily discharged.

21.	Miscellaneous.

21.1
Headings; Construction.  The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

21.2
Benefit.  Subject to Section 17, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

21.3
Waiver.  Any delay by either party in asserting a right under this Agreement or any failure by either party to assert a right under this Agreement will not constitute a waiver by the asserting party of any right hereunder, and the asserting party may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred.

21.4
Severability.  If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term of provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

22.	Entire Agreement: Amendment.

22.1
Entire Agreement.  Both Executive and the Company agree that this Agreement, Exhibit A to this Agreement and any contemporaneous stock option agreement between the Company and Executive, constitute the entire agreement between them with respect to the subject matter thereof.  There were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.  Accordingly, this Agreement (together with Exhibit A to this Agreement and any contemporaneous stock option agreement between the Company and Executive) expressly supersedes any and all prior oral and written agreements, representations and promises between the parties relating to Executive’s employment with the Company.

22.2
Amendment.  This Agreement may be amended or modified only with the written consent of both Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

23.	Notices.

Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested.  If addressed to Executive, the notice shall be delivered or mailed to Executive at the address most recently communicated in writing by Executive to the Company, or if addressed to the company, the notice shall be delivered or mailed to the Company at its executive offices to the attention of the CEO of the Company.  A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

24.	Governing Law; Disputes; Arbitration of Termination of Employment for Cause.

24.1
Governing Law; Disputes.  The Company is headquartered in Minneapolis, Minnesota and the parties expect that many of Executive’s contacts with the Company will occur through or in connection with its Minneapolis office.  Therefore, the parties agree that this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Minnesota, as such laws are applied to agreements entered into and to be performed entirely within Minnesota between Minnesota residents, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.  Except as set forth in Section 24.2 below, the undersigned each irrevocably consent to the jurisdiction of the United States District Court for the District of Minnesota and the courts of the State of Minnesota in any suit, action or proceeding brought under, based on or related to or in connection with this Agreement, and each of the undersigned agrees that either of the aforesaid courts will be the exclusive original forum for any such action.

24.2
Arbitration of Termination of Employment for Cause.  Any dispute arising out of or relating to termination of Executive’s employment for Cause pursuant to Section 6 of this Agreement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced business law or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The Company shall pay the fees and expenses of the arbitrator.  Unless otherwise agreed by the parties, the exclusive location of any arbitration proceedings shall be Hennepin County, Minnesota.

24.3	The following exhibits are hereby incorporated by reference and each is an integral part of this Agreement:

Exhibit A	Change of Control Agreement
Exhibit B	Annual Management Incentive Plan (AMIP)
Exhibit C-1	Incentive Stock Option Agreement, 2004 Equity Incentive Plan
Exhibit C-2	Incentive Stock Option Agreement, 1999 Stock Option Plan

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below, to become effective on the Commencement Date noted above:

Analysts International Corporation	Michael W. Souders (“Executive”)
By:______________________________ Title:____________________________	By:______________________________ Date signed:______________________
Date signed:______________________